Exhibit 99.1

June 10, 2010

TRADING SYMBOLS:
In the U. S.: NYSE Amex: HTM and in Canada: TSX: GTH

U.S.GEOTHERMAL INC. OFFERED
CONDITIONAL COMMITMENT OF
$102.2 MILLION LOAN GUARANTEE FOR
CONSTRUCTION OF NEAL HOT SPRINGS

Department of Energy Loan Program Advances Clean, Green Energy Production

BOISE, Idaho – June 10, 2010 (NYSE Amex: HTM; TSX: GTH) U.S. Geothermal, Inc. (“U.S. Geothermal”), a renewable energy development company focused on the production and sale of electricity from geothermal energy, today was offered a conditional commitment for a $102.2 -million loan guarantee from the U.S. Department of Energy (“DOE”) to construct the planned 22-megawatt-net power plant at Neal Hot Springs in Eastern Oregon. The conditional commitment was offered through the DOE’s Loan Programs Office.

The Neal Hot Springs development project is the first geothermal project to be offered a conditional commitment for a loan guarantee under DOE’s Title XVII loan guarantee program, which was created by the Energy Policy Act of 2005 to support the deployment of innovative clean energy technologies. Issuance of the loan guarantee is subject to the satisfaction of certain conditions precedent. Once issued, the loan guarantee will guarantee the loan to the Neal Hot Springs project from the U.S. Treasury’s Federal Financing Bank.

“There is tremendous potential for renewable geothermal energy and the jobs for Oregon that come with it,” said Senator Ron Wyden. “The announcement today helps make commercial development of geothermal energy at the Neal Hot Springs a reality. This is good news for Oregon and the environment.”

Idaho Governor C.L. “Butch” Otter said the Department of Energy’s support of U.S. Geothermal’s largest project undertaking yet goes to the heart of the 60-year relationship between the agency and the State of Idaho, home to the Idaho National Laboratory since 1949. “Advanced thinking and unsurpassed commitment have formed the bond between the Department of Energy and Idaho for more than six decades, and it has created this critical new opportunity to inject clean, renewable baseload energy into our region’s power grid,” Gov. Otter said. “We couldn’t be prouder of our partners at U.S. Geothermal. They’ve shown once again the quality of their global leadership in renewable energy.”

Idaho’s largest utility, Idaho Power Company, has signed a 25-year power purchase agreement with U.S. Geothermal’s wholly owned subsidiary, USG Oregon LLC, for up to 25 megawatts of power per year. Beginning in 2012, the flat energy price is $96 per MW hour. The price escalates annually by 6 percent in the initial years and by 1.33 percent during the latter years of the agreement. The approximate 25-year levelized price is $117.65 per MW hour.

“This loan commitment provides our company with access to low cost capital and is a major milestone accomplishment. Neal Hot Springs is one of several important development opportunities for U.S. Geothermal that we believe will emerge over the next year or two, and we are grateful for this critical vote of confidence from the Department of Energy,” said U.S. Geothermal President and Chief Executive Officer Daniel Kunz. “We look forward to continued growth as a producer of clean, green electricity to our home region and beyond for years to come.”

The Neal Hot Springs project will create high-quality American manufacturing and construction jobs through the construction of the power plant, which is being supplied by Houston-based TAS Energy Inc. (“TAS”), a provider of high efficiency modular energy systems. “TAS is excited to be a part of the Neal Hot Springs project where over 95 percent of the content of the TAS power plant is expected to be supplied by manufacturers from U.S.-based factories,” said TAS founder and Chief Technology Officer, Tom Pierson.

The project is expected to generate significant economic impact in the Pacific Northwest from its long-term operation. The Neal Hot Springs project site, near Vale, Oregon, not far from the Idaho border, covers 8.5 square miles. The Neal Hot Springs project has been unanimously approved by the Malheur County Planning & Zoning Commission.

“Neal Hot Springs is close to transmission lines and is in a great location to serve Idaho Power Company’s customer base and the rapidly growing Pacific Northwest energy market,” Kunz said.

Please visit our Website at: http://www.usgeothermal.com

About U.S. Geothermal Inc.:

U.S. Geothermal Inc. is a renewable energy development company that is operating geothermal power projects at Raft River, Idaho, and San Emidio, Nevada. U.S. Geothermal Inc. recently announced IPUC approval of a power purchase agreement and is continuing to work on the conditions precedent to be able to draw upon a $102.2 million project loan as part of its development activities at Neal Hot Springs in eastern Oregon.

FOR ADDITIONAL INFORMATION PLEASE CONTACT:

Saf Dhillon - Investor Relations
U.S. Geothermal Inc.
Tel: 866-687-7059
Fax: 208-424-1030
saf@usgeothermal.com

Scott Peyron
Scott Peyron & Associates, Inc.
Tel: 208-388-3800
Fax: 208-388-8898
speyron@peyron.com

The information provided in this news release may contain forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995, including statements regarding issuance of the loan guarantee which is subject to satisfaction of conditions precedent. These statements are based on U.S. Geothermal Inc.’s current expectations and beliefs and are subject to a number of risks and uncertainties that can cause actual results to differ materially from those described. Readers are cautioned to review the risk factors identified by the company in its filings with Canadian and US securities agencies. Forward-looking statements are based on management’s expectations, beliefs and opinions on the date the statements are made. U.S. Geothermal Inc. assumes no obligation to update forward-looking statements if management’s expectations, beliefs, or opinions, or other factors, should change.

The NYSE Amex and the Toronto Stock Exchange do not accept responsibility for the adequacy of this release.